EXHIBIT (a)(1)(B)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO AMEND AND EXERCISE
WARRANTS TO PURCHASE COMMON STOCK
CYTODYN INC.

JUNE 3, 2024

THE OFFER TO AMEND AND EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 5:00 P.M. (EASTERN TIME) ON JUNE 28, 2024 UNLESS THIS OFFER PERIOD IS EXTENDED.

CytoDyn Inc., a Delaware corporation, is referred to in this Offer to Amend and Exercise as “we,” “us,” “CytoDyn” or the “Company,” and eligible holders of outstanding warrants are referred to as “you.”

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 197,422,561 shares of common stock (the “Exercise Offer”), including:

i.	outstanding warrants to purchase 87,690,698 shares of common stock with an exercise price of $0.306 per share and expiration dates ranging between February 2027 and September 2028 (the “$0.306 Warrants”);

ii.	outstanding warrants to purchase 3,898,473 shares of common stock with an exercise price of $0.45 per share and expiration dates ranging between August 2024 and February 2027 (the “$0.45 Warrants”);

iii.	outstanding warrants to purchase 97,491,609 shares of common stock with an exercise price of $0.50 per share and expiration dates ranging between August 2024 and September 2028 (the “$0.50 Warrants”); and

iv.	outstanding warrants to purchase 8,341,781 shares of common stock with an exercise price of $1.00 per share and expiration dates ranging between January 2025 and January 2027 (the “$1.00 Warrants” and together with the $0.306 Warrants, the $0.45 Warrants, and the $0.50 Warrants, collectively, the “Original Warrants”).

The Original Warrants represent 55% of our outstanding warrants.

There is no minimum participation requirement with respect to this Exercise Offer.

Pursuant to the Exercise Offer, the Original Warrants will be amended (the “Amended Warrants”) as described in the next two sentences. First, the exercise price of the Amended Warrants will be equal to the lower of 70% of (1) the intraday VWAP on the Expiration Date (as defined below) and (2) the average VWAP for the 5 days ending on the Expiration Date, but in no event higher than the closing price on May 31, 2024. Second, the exercise period of the Amended Warrants will be shortened so that they expire concurrently with the expiration of the Exercise Offer at 5:00 p.m. (Eastern Time) on June 28, 2024, as we may extend it in our sole discretion (the “Expiration Date”). Other than the foregoing changes, the terms of the Original Warrants will remain unmodified and in full force and effect.

Holders may elect to amend some or all of their Original Warrants. If you choose not to participate in the Exercise Offer, your Original Warrants will remain in full force and effect, as originally issued.

The purpose of the Exercise Offer is to encourage the amendment and exercise of the Original Warrants to raise funds to support our operations and to reduce the number of outstanding warrants. We intend to accomplish this by providing the holders of the Original Warrants with the opportunity to obtain and exercise an Amended Warrant at a significantly reduced exercise price, and to receive significantly more shares of common stock upon exercise, as compared to the Original Warrants. Please see Section 2 “Purposes of the Exercise Offer and Use of Proceeds” below for a description of the purposes of the Exercise Offer.

The period during which Original Warrants may be amended and exercised on the terms described above will commence on June 3, 2024 (the date the materials relating to the Exercise Offer are first sent to the holders, referred to herein as the “Offer Date”) through the Expiration Date (the “Offer Period”).

We will agree to amend any or all Original Warrants held by eligible holders, upon the terms and subject to the conditions of the Exercise Offer and the attached Election to Participate (the “Election Form”).

THE DATE OF THIS EXERCISE OFFER IS JUNE 3, 2024.

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IMPORTANT PROCEDURES

This Exercise Offer together with the Election Form (including the instructions and other forms attached thereto) and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide important information regarding the Exercise Offer and instructions as to how you can participate and amend and exercise your Original Warrants. An election to participate in the Exercise Offer will result in both the amendment of your Original Warrant(s) and your exercise of the Amended Warrant(s). You should read all of the Offering Materials carefully before you decide whether to participate in the Exercise Offer, exercise an Amended Warrant and receive the number of shares of common stock issuable therefor.

To participate in the Exercise Offer, and to exercise an Amended Warrant and receive the number of shares of Company common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election Form, (ii) a signed Acknowledgements and Representations and Warranties, (iii) a signed Accredited Investor Questionnaire, (iv) the original copy of your Original Warrants (or an Affidavit of Lost Warrant) and (v) the aggregate exercise price in cash in the amount equal to the number of shares of Company common stock issuable upon exercise of the Original Warrants the holder elects to exercise multiplied by $0.16 per share (collectively, the “Acceptance and Exercise Documents”). The Company will return to you the excess, if any, by which the tendered cash exercise price exceeds the lower of 70% of (1) the VWAP on the Expiration Date and (2) the average VWAP for the 5 days ending on the Expiration Date, multiplied by the number of shares of common stock you elect to purchase. We do not view the representations and warranties to be made by warrant holders tendering their warrants that they have “review[ed] the current business prospects, financial condition and operating history of the Company,” “had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exercise Offer,” and “received all the information [they] consider[ed] necessary or appropriate for deciding whether to accept the Exercise Offer” as a waiver of any potential liability that we may have under federal securities laws, and we agree not to assert that these provisions constitute a waiver of any such liability if a claim is made against us. The cash may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. Each of these items must be properly delivered, before the Expiration Date, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660
Email: warrants@cytodyn.com
Phone: (360) 980-8524

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on June 28, 2024, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant, as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Exercise Offer and Exercising Amended Warrants” below.

If after tendering your Original Warrants and other Acceptance and Exercise Documents, you change your mind and do not want to participate in the Exercise Offer, you may submit a Notice of Withdrawal to us at any time prior to the Expiration Date. The Notice of Withdrawal must be properly completed and returned to us on or prior to the Expiration Date. However, you may change your mind and submit a Notice of Withdrawal to us after July 31, 2024, if your Original Warrants and other Acceptance and Exercise Documents have not been accepted by us on or prior to July 31, 2024. If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

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If you have any question or need assistance, you should contact Paulson Investment Company, LLC (the “Soliciting Agent”), the soliciting agent for this Exercise Offer. The Soliciting Agent may be reached at the following address:

Paulson Investment Company, LLC
8770 W Bryn Mawr suite 1300
Chicago, IL 60631

Attn: Samantha Kling, Operations Manager
Email: skling@paulsoninvestment.com
Phone: (312) 940-8321

You may request additional copies of this document and any of the Offering Materials from us directly at our corporate address indicated above.

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE EXERCISE OFFER. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS EXERCISE OFFER HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ORIGINAL WARRANTS. DISTRIBUTION OF THIS EXERCISE OFFER TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED, AND ANY REPRODUCTION OF THIS EXERCISE OFFER OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

CERTAIN OF THE SECURITIES BEING OFFERED PURSUANT TO THIS EXERCISE OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

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TABLE OF CONTENTS

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SUMMARY OF TERMS

Company:	CytoDyn Inc., a Delaware corporation, with principal executive offices at CytoDyn Inc., 1111 Main Street, Suite 660, Vancouver, Washington 98660.

Eligible Original Warrants:	An aggregate of up to 197,422,561 outstanding Original Warrants, representing 55% of our outstanding warrants.

Expiration Date:	5:00 p.m., Eastern Time on June 28, 2024, as may be extended by us in our sole discretion.

Terms of Amended Warrants:	Pursuant to the Exercise Offer, if the offer is accepted, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be amended to be equal to the lower of 70% of (1) the intraday VWAP on the Expiration Date and (2) the average VWAP for the 5 days ending on the Expiration Date, but in no event higher than $0.16, the closing price on May 31, 2024.

New Termination Date: The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date.

Other Terms: Except as set forth above, all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

Partial Participation Permitted:	If Original Warrant holders choose to participate in the Exercise Offer, they may amend and exercise any or all of their Original Warrants pursuant to the terms of the Exercise Offer. We will issue a new Original Warrant exercisable for that number of shares of common stock that a holder elects to exclude from its acceptance of the Exercise Offer.

Conditions:	The Exercise Offer is subject to certain conditions, as described herein:

(i) As part of the Election Form, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. In addition, as part of the Election Form, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Exercise Offer are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws. The holders of the Original Warrants previously made substantially the same representations and warranties to the Company, including representations that they were “accredited investors,” in connection with the transactions in which such holders acquired the Original Warrants.

If you wish to participate in the Exercise Offer, but you are not able to make any of the representations set forth on page 2 of the Acknowledgements and Representations and Warranties, please reach out to us directly at our corporate address indicated in “Section 23. Information Requests” on page 38 to inform us which ones you are not able to make and why. If you are unable to establish that you are an accredited investor, you will not be able to participate in the Exercise Offer.

In addition, if we determine, after reviewing the representations and warranties and Accredited Investor Questionnaires of all participating warrant holders, that a valid exemption is not available from the registration requirements of applicable federal and/or state securities laws, then we may determine that it is necessary to cancel the Exercise Offer in its entirety, and not to consummate any of the contemplated transactions, in order to comply with the requirements of applicable securities laws. In that case, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

(ii) In addition, we are not making this Exercise Offer to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any jurisdiction in which the Exercise Offer or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Exercise Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

Future Amendments to the Exercise Offer, Extension, or Termination:

If we materially change the terms of the Exercise Offer, we will extend the Expiration Date to the extent required under applicable law, including under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may also extend the Expiration Date in our sole discretion at any time, subject to applicable law. If we were to extend the Expiration Date for the Exercise Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Exercise Offer, we will delay the acceptance of any Original Warrants that have been tendered, and any Original Warrants that have been previously tendered may be withdrawn up until the Expiration Date, as so extended. We also may terminate the Exercise Offer in our sole discretion if the closing price of the common stock is below $0.16 on June 28, 2024.

If the Expiration Date for the Exercise Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., Eastern Time, on the first business day after  the previously scheduled Expiration Date. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination.

In the event of termination of the Exercise Offer, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

How to Participate in the Exercise Offer:	To participate in the Exercise Offer and exercise an Amended Warrant, you must deliver to us, before the Expiration Date, all of the Acceptance and Exercise Documents. The cash exercise price may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. All of the Acceptance and Exercise Documents must be properly delivered, before the Expiration Date, to us at our corporate address:

CytoDyn Inc.
1111 Main Street, Suite 660
Vancouver, Washington 98660 Email: warrants@cytodyn.com Phone: (360) 980-8524

Manner of Acceptance of Payment:	If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on June 28, 2024, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrant as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Exercise Offer and Exercising Amended Warrants” below.

Withdrawal Rights:	If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and returned to us prior to 5:00 p.m., Eastern Time on June 28, 2024, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer). Following the Expiration Date, you cannot withdraw your Election Form. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents on or before July 31, 2024, you may change your mind and submit a Notice of Withdrawal to us after July 31, 2024.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i)cancel your signed copy of the Election Form, (ii)return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

Purposes of the Exercise Offer and Use of Proceeds:	The purposes of this Exercise Offer are as follows:

Fund Raising: Through the Exercise Offer we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would raise gross proceeds of approximately $31.6 million. The funds obtained will be used to fund, in part, a Phase II study of leronlimab in patients with relapsed/refractory microsatellite stable colorectal cancer operations; and for working capital and other general corporate purposes, which may include the reduction of indebtedness.

Reduction of Share Overhang from Outstanding Warrants: In addition, the Exercise Offer can help us reduce the number of outstanding warrants. As of June 3, 2024, we had total outstanding warrants to purchase an aggregate of 361,675,427 shares of common stock at a weighted average exercise price of $0.34 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future

Resales of Warrant Shares:	The Original Warrants, the Amended Warrants, and the shares of common stock issuable upon exercise thereof are “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction.

We have previously filed Registration Statements on Form S-1 (File Nos. 333-272815 and 333-276912) (the “Resale Registration Statements”) to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectuses included in such Registration Statements as a result of this Exercise Offer. In addition, thereafter, holders who are named as selling stockholders in a Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Exercise Offer.

To the extent that an Original Warrant is not the subject of a resale prospectus filed under one of the Resale Registration Statements with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

Taxes:

We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Exercise Offer. See Section 19 “Material U.S. Federal Income Tax Consequences” below for a summary of the material U.S. federal income tax consequences of participating in the Exercise Offer.

Fees and Expenses:	We have retained Paulson Investment Company, LLC (the “Soliciting Agent”) to solicit participation by the holders of the Original Warrants in this Exercise Offer. The Soliciting Agent will receive a fee equal to 13% of the cash exercise prices paid by qualifying holders of the Original Warrants who participate in the Exercise Offer. Additionally, with respect to any warrants held by Paulson and its employees that are exercisable at a price per share higher than the Amended Warrants (the “PA Warrants”), the Company will exchange those warrants for new PA warrants with an exercise price equal to the Amended Warrants.Each new PA warrant will have a term equal to the remainder of the term of the warrant for which it is exchanged.All other terms of the new PA warrants will be identical to the terms of the warrants for which they are exchanged.

The Soliciting Agent will not be entitled to receive a fee for the cash exercise prices paid by holders of the PA Warrants. We have agreed to indemnify the Soliciting Agent against certain liabilities in connection with the Exercise Offer, including certain liabilities under federal securities laws.

As of May 30, 2024, current and former affiliates (including certain holders of membership interests) of the Soliciting Agent held PA Warrants previously received as consideration for services as placement agent in various previous securities offerings, which were exercisable for an aggregate of 46,000,822 shares of our common stock, with a weighted average exercise price of $0.25 per share, representing aggregate beneficial ownership of approximately 4% of our outstanding common stock as of that date. In addition, as of May 30, 2024, certain holders of membership interests in the Soliciting Agent also held certain Original Warrants other than PA Warrants. The Soliciting Agent and its affiliates will be entitled to participate in the Exercise Offer on the same terms and conditions as the other holders of other Original Warrants.

Interests of Directors and Executive Officers:	None of our directors and executive officers hold Original Warrants and will not participate in the Exercise Offer.

Historical and Pro Forma Financial Information	We have included condensed financial information for the fiscal years ended May 31, 2022 and 2023 and for the quarterly periods ended February 28, 2023, and February 29, 2024 in this Exercise Offer. We have also included pro forma information reflecting the effect of the Exercise Offer. See Section 15 “Information about CytoDyn Inc.” and Section 16 “Accounting Consequences of the Exercise Offer” below.

Additional Information:	We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Exercise Offer is a part. This Exercise Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the other materials that we have filed with the SEC, which can be accessed electronically on the SEC’s website at www.sec.gov, before making a decision on whether to participate in the Exercise Offer.

Our Board of Directors recognizes that the decision to participate in the Exercise Offer is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Exercise Offer from us is limited to the Offering Materials.

We are subject to the information requirements of the Exchange Act and in accordance therewith file and furnish reports and other information with the SEC. All reports and other documents that we have filed with the SEC, including the Schedule TO relating to the Exercise Offer, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:	Please direct questions or requests for assistance regarding this Exercise Offer, the Election Form, the Notice of Withdrawal or the other Offering Materials, in writing, to the Soliciting Agent at the following address:

Paulson Investment Company, LLC 8770 W Bryn Mawr suite 1300 Chicago, IL 60631
Attn: Samantha Kling, Operations Manager Email: skling@paulsoninvestment.com Phone: (312) 940-8321

Please direct requests for additional copies of this Exercise Offer, the Election Form, the Notice of Withdrawal or the other Offering Materials, in writing, to us at our corporate address:

CytoDyn Inc.
1111 Main Street, Suite 660
Vancouver, Washington 98660 Email:warrants@cytodyn.com Phone: (360) 980-8524

ABOUT THIS EXERCISE OFFER

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXERCISE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS EXERCISE OFFER AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE EXERCISE OFFER, NEITHER THE COMPANY, ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING THE SOLICITING AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE EXERCISE OFFER. YOU SHOULD NOT CONSIDER THE BOARD’S APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE EXERCISE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE EXERCISE OFFER.

RISK FACTORS

Investment in our common stock involves a substantial degree of risk and should be regarded as speculative. As a result, the purchase of our common stock should be considered only by persons who can reasonably afford to lose their entire investment. Before you elect to participate in the Exercise Offer, you should carefully consider the risks and uncertainties described below in addition to the other information in this Exercise Offer and other information incorporated herein by reference. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as amended, which is on file with the SEC and is incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Please see Section 22: “Additional Information” below for information about where to find such reports.

Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. Please also read carefully Section 1 “Forward-Looking Statements” below.

Risks related to the Exercise Offer.

Our Board of Directors makes no recommendation with regard to whether you should accept the Exercise Offer.

Although our Board of Directors has approved the Exercise Offer, it makes no recommendation as to whether holders of Original Warrants should accept the Exercise Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Original Warrants for purposes of negotiating the terms of the Exercise Offer. We cannot assure you that the value of the shares issued upon exercise of the Amended Warrants will in the future equal or exceed the exercise price per share of the Amended Warrants. We do not take a position as to whether you ought to participate in the Exercise Offer.

If you choose to participate in the Exercise Offer, you will be required to exercise your Amended Warrants for common stock, and you will be subject to all the risks associated with being a stockholder and give up the time value attributable to your Original Warrant.

The Amended Warrants will terminate if the holders do not exercise their Amended Warrants prior to the Expiration Date. If you choose to participate in the Exercise Offer, you will be required to exercise your Amended Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of our common stock. In addition, you will be giving up the time value attributable to your Original Warrant by exercising the Original Warrant, as amended, prior to its original expiration date.

The shares of common stock issuable upon exercise of the Amended Warrants are“restricted securities.”

The shares of common stock issuable upon exercise of the Amended Warrants are “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

We have previously filed two Resale Registration Statements under the Securities Act to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectus included in the Resale Registration Statements as a result of this Exercise Offer. Thereafter, holders who are named as selling stockholders in the Resale Registration Statements may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the prospectuses filed thereunder. Each holder of Original Warrants should read the applicable prospectus filed under the Resale Registration Statements carefully before deciding whether to participate in the Exercise Offer.

To the extent that an Original Warrant is not the subject of a resale prospectus filed under one of the Resale Registration Statements with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

Because we do not have any formal commitments from any of our warrant holders to participate in this Exercise Offer, we may not receive substantial proceeds from the exercise of warrants in this Exercise Offer, and the proceeds we do receive may not be sufficient to fund our business operations.

We do not have any binding commitments from any of our warrant holders to participate in this Exercise Offer, and we cannot assure you that any of our warrant holders will participate in the Exercise Offer with respect to any or all of their Original Warrants. Therefore, there is no certainty that any shares will be purchased upon exercise of Amended Warrants pursuant to this Exercise Offer and, accordingly, we may not receive substantial proceeds from the exercise of the warrants in this Exercise Offer. What proceeds we do receive may not be sufficient to fund our business operations, in which case we may have to delay, reduce the scope of, or eliminate one or more of our clinical trials, collaborative development programs or future commercialization initiatives. In that case, if we fail to raise additional funds on a timely basis, we would need to scale back our business plans, which would adversely affect our business, financial condition, and stock price, and we may even be forced to discontinue our operations and liquidate our assets.

Income tax consequences of participation in the Exercise Offer.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of the Exercise Offer. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Exercise Offer. See Section 19 “Material U.S. Federal Income Tax Consequences” under “Description of the Exercise Offer” below.

We will have substantial discretion over the use of proceeds we receive from the exercise of Amended Warrants.

Our management will retain broad discretion over the use of proceeds from the Exercise Offer. See Section 2 “Purposes of the Exercise Offer and Use of Proceeds” below for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Amended Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Amended Warrants in a manner other than as described in this Exercise Offer.

The trading price of our common stock has been and could remain volatile, and the market price of our common stock may decrease.

The market price of our common stock has historically experienced and may continue to experience significant volatility. From June 1, 2023 through May 30, 2024, the market price of our common stock has fluctuated from a high of $0.42 per share to a low of $0.13 per share. The volatile nature of our common share price may cause investment losses for our stockholders. In addition, the market price of stock in small capitalization biotech companies is often driven by investor sentiment, expectation, and perception, all of which may be independent of fundamental, objective, and intrinsic valuation metrics or traditional financial performance metrics, thereby exacerbating volatility. In addition, our common stock is quoted on the OTCQB of the OTC Markets marketplace, which may increase price quotation volatility and could limit liquidity, all of which may adversely affect the market price of our shares.

A substantial number of shares of our common stock may be sold in the Exercise Offer, which could cause the price of our common stock to decline.

The sale of securities under this Exercise Offer and any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, may adversely affect the price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

Our common stock may never be listed on a national securities exchange, which could limit investors’ ability to make transactions in our securities and an active trading market for our common stock may never develop.

Our common stock currently trades on the OTCQB of the OTC Markets marketplace. If our common stock is not listed for trading on a national securities exchange, we will continue to face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

•	a limited amount of news and analyst coverage for our company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Our common stock is classified as “penny stock” and trading of our shares may be restricted by the SEC’s penny stock regulations.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) impose sales practice and disclosure requirements on certain brokers-dealers who engage in transactions involving a “penny stock.” The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our common stock is covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the prospective investor with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the investor’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock that is not otherwise exempt, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in and limit the marketability of our common stock.

Risks Related to Our Financial Position and Need for Additional Capital

Our cash reserves are extremely low, requiring that we raise substantial additional financing to satisfy our current payment obligations and to fund our operations, which continues to be difficult in light of the low trading price of our common stock.

As of May 30, 2024, we had an unrestricted cash balance of approximately $3.2 million and a reserved cash balance of approximately $6.6 million. We must continue to raise substantial additional funds in the near term to meet our payment obligations and fund our operations. Additional funding may not be available on acceptable terms or at all. In addition, as of May 30, 2024, we had approximately 242.4 million shares of common stock unreserved for other purposes and available for issuance in new financing transactions. We will need to use some of the additional authorized shares (or funds raised through the sale of such shares) to satisfy a portion of our outstanding accounts payable and accrued liabilities, which totaled approximately $72.6 million on February 29, 2024. If we are not able to raise additional funds on a timely basis, we may be forced to delay, reduce the scope of, or eliminate one or more of our planned operating activities, including: conducting a Phase II study of leronlimab in patients with relapsed/refractory microsatellite stable colorectal cancer; conducting a Phase II study evaluating the effects of leronlimab on chronic immune activation and inflammation; pursuing research and development of longer-acting molecules; evaluating whether to conduct a combination pre-clinical study or monotherapy Phase 2b/3 clinical trial in MASH; and evaluating other opportunities for pre-clinical and clinical studies and publishing data from previously conducted studies. Any delay or inability to pursue our planned activities likely will adversely affect our business, financial condition, and stock price. The continued low trading price of our common stock (with a closing price of $0.22 per share on May 30, 2024) presents a significant challenge to our ability to raise additional funds. If we deplete our cash reserves, we may have to discontinue our operations and liquidate our assets.

We are a clinical stage biotechnology company with a history of significant operating losses; we expect to continue to incur operating losses, and we may never achieve profitability.

We have not generated significant revenue from product sales, licensing, or other income opportunities to date. Since our inception, we have incurred operating losses in each year due to costs incurred for research and development activities and general and administrative expenses related to our operations. We expect to incur losses for the foreseeable future, with no or only minimal revenues as we continue to pursue development of, and seek regulatory approvals for, leronlimab. If leronlimab fails to gain regulatory approval, or if it or other drug or biologic candidates we may acquire or license in the future do not achieve approval or market acceptance, we will not be able to generate revenue or explore other opportunities to enhance stockholder value, such as through a sale. If we fail to generate revenue or if we are unable to fund our continuing operations, our stockholders could lose a portion or all of their investments.

The amount of financing we require will depend on various factors, many of which are beyond our control. Our results of operations, financial condition, and stock price are likely to be adversely affected if we are unable to obtain additional funding on improved terms compared to previous financings.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the costs of preparing required regulatory submissions, as well as any clinical trial programs and pre-clinical studies we may pursue and other development activities conducted by us directly,

•	the costs involved with our chemistry, manufacturing and controls (“CMC”) activities,

•	the satisfaction of payment obligations we have already incurred,

•	the costs and timing of obtaining regulatory approvals and making related milestone payments due to third parties with whom we have licensing or similar agreements,

•	the costs of filing, prosecuting, maintaining, and enforcing patents and other intellectual property rights and defending against potential claims of infringement,

•	the costs associated with hiring and retaining needed scientific and administrative employees, advisors, and consultants,

•	the cost of legal and other professional advisors needed to support our development efforts, responsibilities as a public reporting company, regulatory compliance and investigations, and legal proceedings,

•	the costs of compliance with laws, regulations, or judicial decisions applicable to us, and

•	the costs of general and administrative infrastructure required to manage our business and protect corporate assets and stockholder interests.

If any of these factors cause our funding needs to be greater than expected, our ability to continue operations, financial condition, and stock price may be adversely affected.

Our future cash requirements may differ significantly from our current estimates.

Our cash requirements may differ significantly from our estimates from time to time, depending on a number of factors, including:

•	our ability to attract strategic partners to pay for or share costs related to our product development efforts,

•	whether our outstanding convertible notes are converted into equity,

•	whether we receive additional cash upon the exercise of our outstanding warrants and stock options for common stock, and

•	our ability to obtain funding under future licensing agreements or other collaborative relationships.

If we deplete our cash reserves and are unable to obtain additional funding, we may be forced to discontinue our operations and liquidate our assets.

Our auditors have issued a going concern opinion, and we will not be able to achieve our objectives and will have to cease operations if we cannot find adequate financing.

Our auditors issued an opinion, which includes a going concern explanatory paragraph, in connection with the audit of our annual consolidated financial statements for the fiscal year ended May 31, 2023. A going concern paragraph in an audit opinion means that there is substantial doubt that we can continue as an ongoing business for the 12 months from the date the consolidated financial statements are issued. If we are unable to continue as an ongoing business, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. In addition, the inclusion of an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern and our lack of cash resources may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties. There is no assurance that we will be able to adequately fund our operations in the future.

We have written off the value of our pre-launch inventories of leronlimab and related raw materials, the costs of which were previously capitalized, and may be unable to use all of the remaining inventories in the development of our product candidate.

Pre-launch inventories consist of costs of raw materials and work-in-progress related to our product candidate leronlimab. As of May 31, 2023, our inventories had been written off in full for accounting purposes. Although a portion of the inventories that were written off continue to be physically maintained and currently may be eligible for use in certain clinical contexts, we may be unable to use all of those inventories in the development of our product candidate.

Risks Related to Our Ability to Maintain an Effective Operational and Internal Controls Environment

The recruitment and retention of skilled directors, executives, employees, and consultants may be difficult and expensive, may result in dilution to our stockholders, and any failure to attract and retain such individuals may adversely affect our drug development and commercialization activities.

Our business depends on the skills, performance, and dedication of our officers and key scientific and technical advisors, as well as our directors. All of our current scientific advisors are independent contractors and are either self-employed or employed by other organizations. As a result, they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to provide services to us in a timely manner. We likely will need to recruit additional directors, executive management, employees, and advisors, particularly scientific and technical personnel. In addition, there is currently intense competition for skilled directors, executives, and employees with relevant scientific and technical expertise, and this competition is likely to continue. We compete for these qualified personnel against companies with greater financial resources than ours. These recruitment and retention efforts likely will require additional financial resources. In order to successfully recruit and retain qualified employees, we will need to offer a combination of salary, cash incentives, and equity compensation. Future issuances of our equity securities for compensatory purposes will dilute existing stockholders’ ownership interests and reduce the shares available for future funding transactions. If we are unable to attract and retain individuals with relevant scientific, technical, and managerial experience, we may be forced to limit or delay our product development activities or may experience difficulties in successfully conducting our business, which would adversely affect our operations and financial condition.

Our current Chief Financial Officer is serving in an interim role. The loss, temporary loss, or transition of members of our senior management team or any other key employees may adversely affect our business.

During the past 24 months, we have experienced significant turnover among our senior executives, and currently have only three executive officers. Mitchell Cohen, the Company’s current Interim Chief Financial Officer, was appointed effective February 1, 2024. The Company’s Board of Directors intends to initiate a search for a long-term Chief Financial Officer in the coming months, in collaboration with Mr. Cohen. If we are successful in recruiting one or more additional individuals to executive positions, the complexity inherent in integrating a new key member of the senior management team with existing senior management may limit the effectiveness of any such successor or otherwise adversely affect our business. Leadership transitions and any disruptions that result are inherently difficult to manage and may cause uncertainty or a disruption to our business or increase the likelihood of turnover of other key officers and employees. Further, we may incur significant expenses related to any executive transitions. Finding suitable replacements for senior management and other key employees can be difficult, and there is no assurance we will be successful in attracting or retaining qualified personnel.

Our success depends significantly on the individual and collective contributions of our senior management team and key employees. The individual and collective efforts of these employees are important as we continue our efforts to develop leronlimab. The loss of the services of a member of our senior management team or the inability to hire and retain experienced management personnel likely would have a material adverse effect on our business and operations.

If we are unable to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial results and our stock price could be adversely affected.

Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations require us to evaluate the effectiveness of our internal control over financial reporting as of the end of each fiscal year, and to include a management report assessing the effectiveness of our internal control over financial reporting in our Form 10-K for that fiscal year. Failure to maintain our controls or operation of these controls may harm our operations, decrease the reliability of our financial reporting, and cause us to fail to meet our financial reporting obligations, which could adversely affect our business and reduce our stock price.

We are in the process of replacing our independent auditors, which may result in our inability to timely prepare and file audited annual financial statements for the fiscal year ended May 31, 2024.

On May 6, 2024, at the direction of the Audit Committee of our Board of Directors, we dismissed BF Borgers CPA PC (“BF Borgers”) as our independent registered public accounting firm. The Audit Committee promptly took action to dismiss BF Borgers following the entry of an order by the SEC on May 3, 2024, that permanently bars BF Borgers and its principal from appearing or practicing before the SEC. The Audit Committee has commenced a search for a replacement independent registered public accounting firm to perform the Company’s audit for the fiscal year ended May 31, 2024. If the Audit Committee is not able to find and engage replacement auditors promptly, we may not be able to timely file our Annual Report on Form 10-K for the fiscal year ended May 31, 2024, which may create uncertainty among investors and adversely affect our stock price.

Our information technology systems could fail to perform adequately or experience data corruption, cyber-based attacks, or network security breaches.

We rely on information technology networks and systems, including the internet, to process, transmit, and store electronic information. In particular, we depend on our information technology infrastructure to effectively manage our business data, finance, and other business processes and electronic communications between our personnel and corporate partners. If we do not allocate and effectively manage the resources necessary to build and sustain an appropriate technology infrastructure, security breaches or system failures of this infrastructure may result in system disruptions, shutdowns, or unauthorized disclosure of confidential information, including patient information in violation of HIPAA requirements. In addition, our employees, contractors, and other corporate partners increasingly are working from remote locations. As a result, we rely on information technology systems that are outside our direct control. These systems are potentially vulnerable to cyber-based attacks and security breaches. In addition, cyber criminals are increasing their attacks on individual employees, including scams designed to trick victims into transferring sensitive data or funds or stealing credentials that compromise information systems. If one of our employees falls victim to these attacks, or our information technology systems or those of our partners are compromised, our operations could be disrupted, or we may suffer financial loss, loss or misappropriation of intellectual property or other critical assets, reputational harm, and regulatory fines and intervention, and our business and financial condition may be adversely affected.

Risks Related to Legal Proceedings

Our business, operating results, and financial condition could be negatively affected as a result of litigation and other demands made by stockholders.

We are and have been involved in legal proceedings and other claims brought by stockholders, including class actions alleging securities law violations, derivative actions alleging waste of corporate assets, unjust enrichment, other breaches of fiduciary duties by former directors and current and former executive officers, and demands by activist investors. Similar actions may occur in the future. While the Company welcomes opinions of all stockholders, responding to demands, litigation, proxy contests, or other initiatives by stockholders or activist investors may divert the attention of our Board, management team, and employees from their regular duties in the pursuit of business opportunities to enhance stockholder value. Such actions may also cause our existing or potential employees, strategic partners, and stockholders to have questions or doubts about the future direction of the Company and may provide our competitors with an opportunity to exploit these concerns. Such circumstances could cause significant fluctuations in our stock price based on temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

The class-action litigation filed against us could harm our business, and insurance coverage may not be sufficient to cover all related costs and damages.

The securities class action lawsuits filed against the Company in March 2021 have exhausted certain coverage allowances under the Company’s D&O insurance applicable to the relevant time period. This litigation, whether or not successful, may require us to incur substantial costs, which could harm our business and financial condition. During the course of litigation, negative public announcements regarding the results of hearings, motions, or other interim proceedings or developments may occur, which could have a further negative effect on the market price of our common stock.

We are subject to oversight by the SEC, FDA, and other regulatory agencies. Investigations and proceedings by those agencies may divert management’s focus and have a material adverse effect on our reputation and financial condition.

We are subject to the regulation and oversight by the SEC and state regulatory agencies, in addition to the FDA and other federal regulatory agencies. As a result, we may face legal or administrative proceedings by these agencies. We have received subpoenas from the SEC and the U.S Department of Justice (the “DOJ”) requesting documents and information concerning, among other matters, leronlimab, our public statements regarding the use of leronlimab as a potential treatment for COVID19, HIV, and triple-negative breast cancer, related communications with the FDA, investors, and others, litigation involving former employees, our retention of investor relations consultants, and trading in our securities. On December 20, 2022, the DOJ announced the unsealing of a criminal indictment charging both our former CEO, Nader Z. Pourhassan, and Kazem Kazempour, CEO of Amarex Clinical Research LLC, our former CRO. That same day, the SEC announced charges against both Mr. Pourhassan and Mr. Kazempour for alleged violations of federal securities laws. The Company is cooperating fully with the DOJ and SEC investigations. We are unable to predict the effect of any governmental investigations on our business, financial condition, or reputation. In addition, publicity surrounding any investigation, even if ultimately resolved in our favor, could have a material adverse effect on our business.

We face risks and uncertainties related to litigation and other claims.

We are parties to a variety of litigation and other claims, in addition to the regulatory investigations and related proceedings described above. For example, two putative class action lawsuits have been filed against us and certain former officers and directors, asserting violations of federal securities laws under Section 10(b) and Section 20(a) of the Exchange Act and alleging that the Company and certain former officers and directors made purportedly false or misleading statements and that some of the individual defendants violated Section 20A of the Exchange Act by selling shares of the Company’s common stock, purportedly while in possession of material nonpublic information. Separately, three purported stockholder derivative actions have been filed against certain former officers and directors; the Company was named as a nominal defendant.

In addition, from time to time, we may also be involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with partners, intellectual property disputes, and other business matters. Any such claims or investigations may be time-consuming, costly, divert management resources, or otherwise have a material adverse effect on our business, financial condition, or results of operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or obtain adequate insurance in the future.

Risks Related to Development and Commercialization of Our Drug Candidate

Certain agreements and related license agreements require us to make significant milestone, royalty, and other payments, which will require additional financing and, in the event we do commercialize leronlimab, decrease the revenues we may ultimately receive on sales. To the extent that such milestone, royalty, and other payments are not timely made, the counterparties to such agreements in certain cases have repurchase and termination rights thereunder with respect to leronlimab.

Under agreements we have with Progenics Pharmaceuticals, Inc. (“Progenics”) and Lonza Sales AG (“Lonza”), as well as a Development and License Agreement (the “PDL License”) between Protein Design Labs (now AbbVie Inc. (“AbbVie”)) and Progenics, we are required to pay significant milestone payments, license fees for “system know-how” technology, and royalties related to leronlimab upon the occurrence of specified events. In order to make these milestone and license payments, we will need to raise additional funds. In addition, our royalty obligations will reduce the economic benefits to us of future sales, if any. To the extent that such milestone payments and royalties are not timely made, under their respective agreements, Progenics has certain repurchase rights relating to the assets sold to us, and AbbVie has certain termination rights relating to our license of leronlimab under the PDL License.

If we are unable to obtain all required regulatory approvals for leronlimab, we will not be able to commercialize our primary product candidate, which would materially and adversely affect our business, financial condition, and stock price.

Clinical testing is expensive, difficult to design and implement, may take many years to complete, and its outcome is uncertain. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import, and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, with regulations differing from country to country. We are not permitted to market a drug candidate as prescription pharmaceutical products in the United States until we receive approval from the FDA, or in foreign markets until we receive the requisite approval from comparable regulatory authorities in foreign countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy, and extensive pharmaceutical development to ensure its quality before approval. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage are approved for commercialization. Receipt of necessary regulatory approval for the use of leronlimab for one or more indications is subject to a number of risks which include, among others:

•	the FDA or comparable foreign regulatory authorities or institutional review boards (“IRBs”) may disagree with the future design or implementation of our clinical trials,

•	we may not be able to provide acceptable evidence of the safety and efficacy of our drug candidate,

•	the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA or foreign regulatory authorities for marketing approval,

•	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our drug candidate,

•	the data collected from clinical trials may not be sufficient to support the submission of an application for marketing approval in the United States or elsewhere,

•	the FDA or foreign regulatory authorities may not approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies, and

•	the approval policies or regulations of the FDA or foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

We cannot guarantee that regulators will agree with our assessment of the results of our past or future clinical trials or that such trials will be considered by regulators to have shown safety or efficacy of our product candidate. The FDA has substantial discretion in the approval process and may refuse to accept any application or may require additional clinical trials or pre-clinical or other studies. Additionally, we have limited experience in filing the applications necessary to gain regulatory approvals and expect to continue to rely on consultants and our CROs to assist us in this process. Securing FDA approval requires the submission of pre-clinical, clinical, and/or pharmacokinetic data, information about product manufacturing processes and inspection of facilities, and supporting information for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. Our drug candidate may prove to have undesirable or unintended side effects, toxicities, or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications. Failure to obtain regulatory approval for leronlimab will prevent us from commercializing it as a prescription product, and our ability to generate revenue will be seriously impaired.

We are substantially dependent on the success of leronlimab. If we, either alone or with collaborators, are unable to complete the clinical development of, obtain and maintain marketing approval for, or successfully commercialize leronlimab, including with respect to adequate coverage and reimbursement, or if we continue to experience significant delays in doing so, our business will be seriously harmed.

We currently have no products approved for sale and are investing a significant portion of our resources in the development of leronlimab for marketing approval in the United States and potentially other countries. Our prospects are substantially dependent on our ability to develop, obtain marketing approval for, and successfully commercialize leronlimab in the United States in one or more disease indications. The success of our Company will depend on a number of factors, including the following:

•	a safety, tolerability, and efficacy profile for leronlimab that is satisfactory to the FDA and potential foreign regulatory authorities,

•	timely receipt of marketing approvals for leronlimab from applicable regulatory authorities, including the FDA,

•	the performance of third-party contractors that we engage to manage our clinical studies and the resulting data,

•	obtaining and maintaining patent, trade secret protection, and regulatory exclusivity, both in the United States and internationally, including our ability to maintain our license agreement with AbbVie, as successor to Progenics,

•	protection of our rights in our intellectual property portfolio, including our ability to maintain our license agreement with AbbVie,

•	a continued acceptable safety profile for leronlimab following marketing approval, if any,

•	commercial acceptance of leronlimab by patients, the medical community, and third-party payors, and

•	our ability to position leronlimab to compete with other therapies.

Many of these factors are beyond our control. If we are unable to develop, receive marketing approval for, and successfully provide for commercialization of leronlimab on our own or through third parties, or if we continue to experience delays as a result of any of these factors or otherwise, our business will be substantially harmed.

Our competitors may develop drugs that are more effective, safer and less expensive than ours.

The biopharmaceutical industry is intensely competitive, and our future success depends on our ability to demonstrate and maintain a competitive advantage with respect to the design, development, and commercialization of product candidates. For example, new or improved therapies in the oncology and immunology arenas are the subject of frequent announcements. If approved for marketing by the FDA, depending on the approved clinical indication, leronlimab may be competing with existing and future treatments. Our competitors may:

•	develop drug candidates and market drugs that increase the levels of safety or efficacy that our product candidate will need to show in order to obtain regulatory approval,

•	develop drug candidates and market drugs that are less expensive or more effective than ours,

•	commercialize competing drugs before we or our partners can launch any products we are working to develop,

•	hold or obtain proprietary rights that could prevent us from commercializing our products, and

•	introduce therapies or market drugs that render our product candidate obsolete.

We expect to compete against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies, and other public and private research organizations. These competitors, in nearly all cases, operate research and development programs that have substantially greater financial resources than we do. Our competitors also have significantly greater experience in:

•	developing drug and other product candidates,

•	undertaking pre-clinical testing and clinical trials,

•	building relationships with key customers and opinion-leading physicians,

•	obtaining and maintaining FDA and other regulatory approvals,

•	formulating and manufacturing drugs,

•	launching, marketing, and selling drugs, and

•	providing management oversight for all of the above-listed operational functions.

If we fail to achieve superiority over other existing or newly developed treatments, we may be unable to obtain regulatory approval. If our competitors market drugs that are less expensive, safer, or more effective than our product candidate, or which gain or maintain greater market acceptance, we may not be able to compete effectively.

We may not be able to identify, negotiate, and maintain the strategic alliances necessary to develop and commercialize our products and technologies, and we will be dependent on our corporate partners if we do.

We may seek to enter into a strategic alliance with a pharmaceutical company for further development and approval of our product candidate in one or more indications. Strategic alliances could potentially provide us with additional funds, expertise, access, and other resources in exchange for exclusive or non-exclusive licenses or other rights to the technologies and products that we are currently developing or may explore in the future. We cannot give any assurance we will be able to enter into strategic relationships with a pharmaceutical company or other strategic partner in the near future or at all or maintain our current relationships. In addition, we cannot assure that any agreements we may reach will achieve our goals or be on terms that prove to be economically beneficial to us. We anticipate that if we were to enter into strategic or contractual relationships, we may become dependent on the successful performance of our partners or counterparties. If they fail to perform as expected, such failure could adversely affect our financial condition, lead to increases in our capital needs, or hinder or delay our development efforts.

Known third-party patent rights could delay or otherwise adversely affect our planned development and sale of leronlimab. We have identified but not exhaustively analyzed other patents that could relate to our proposed products.

We are aware of patent rights held by a third party that may cover certain compositions within our leronlimab candidate. The patent holder has the right to prevent others from making, using, or selling a drug that incorporates the patented compositions, while the patent remains in force. While we believe that the third party’s patent rights will not affect our planned development, regulatory clearance, and eventual commercial production, marketing, and sale of leronlimab, there can be no assurance that this will be the case. We believe the relevant patent expires before we expect to commercially introduce leronlimab. In addition, the Hatch-Waxman exemption to U.S. patent law permits all uses of compounds in clinical trials and for other purposes reasonably related to obtaining the FDA clearance of drugs that will be sold only after patent expiration; we believe our use of leronlimab in those FDA-related activities would not infringe the patent holder’s rights. However, were the patent holder to assert its rights against us before expiration of the patent for activities unrelated to the FDA clearance, the development and ultimate sale of a leronlimab product could be significantly delayed, and we could incur expenses for defending a patent infringement suit and for damages that may relate to periods prior to the patent’s expiration. In connection with our acquisition of rights to leronlimab, our patent counsel conducted a freedom-to-operate search that identified other patents that could relate to our proposed leronlimab candidate. Based upon research and analysis to date, we believe leronlimab likely does not infringe those patent rights. If any of the holders of the identified patents were to assert patent rights against us, the development and sale of leronlimab could be delayed, we could be required to spend time and money defending patent litigation, and we could incur liability for infringement or be enjoined from producing our products if the patent holders prevailed in an infringement suit.

Risks Related to Our Dependence on Third Parties

We have a very limited number of internal research and development personnel, making us dependent on consulting relationships and strategic alliances with industry partners.

We have few employees dedicated to quality control and CMC activities. We rely and intend to continue to rely on third parties to supplement many of these critical functions. If we commence additional clinical trials, we will contract with third-party, full-service CROs to manage our trials. As a result, we are likely to be dependent on consultants and strategic partners in our development activities, and it may be administratively challenging for us to monitor and coordinate these relationships. If we do not appropriately manage our relationships with third parties, we may not be able to successfully manage development, testing, and preparation of regulatory filings for our product or commercialize any approved product, which would have a material and adverse effect on our business, financial condition and stock price.

We may continue to rely on third parties, such as CROs and third-party manufacturers, to conduct clinical trials for our product candidate, leronlimab, and to produce our pre-clinical and clinical product candidate supplies. Such third parties are subject to significant regulation. A failure by such third parties to properly and successfully perform their obligations to us, or failure of manufacturers on which we rely to meet regulatory requirements, may result in our inability to obtain regulatory approvals for or commercialize our product candidate.

We are dependent on third parties for important aspects of our product development strategy. We do not have the required financial and human resources to carry out independently the pre-clinical and clinical development of our current product candidate. We also do not have the capability or resources to manufacture, store, market or sell our current product candidate. As a result, we contract with and rely on third parties to perform such important functions. We compete with larger companies for the resources of these third parties. Although we plan to continue to rely on these third parties to conduct any future clinical trials and manufacturing, we are responsible for ensuring that each of our clinical trials is conducted in accordance with its general investigational plan and protocol and adheres to the FDA’s regulations regarding Good Laboratory Practice and that the manufacturing of our product complies with the FDA’s current good manufacturing practices (“cGMP”) enforced through its facilities inspection program. Moreover, we are required to comply with regulations and standards, including good clinical practices, for designing, conducting, monitoring, recording, analyzing, and reporting the results of clinical trials to assure that the data and results are credible and accurate and that the rights, integrity, and confidentiality of trial participants are protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. The third parties on whom we rely generally may terminate their engagements with us at any time. If these third parties do not successfully carry out their duties under their agreements with us, if the quality or accuracy of the data they obtain, process, and analyze is compromised for any reason, or if they otherwise fail to comply with clinical trial protocols or meet expected deadlines, future clinical trials that we may undertake may experience delays or may fail to meet regulatory requirements. If our clinical trials do not meet regulatory requirements or if these third parties need to be replaced, our pre-clinical development activities or clinical trials may be extended, delayed, suspended, or terminated. If any of these events occur, or if problems develop in our relationships with third parties, or if such parties fail to perform as expected, we may experience delays or lack of progress, significant cost increases, changes in our strategies, and even failure of our product initiatives, potentially resulting in our inability to obtain regulatory approval of our product candidate and harming our reputation.

Risks Related to Our Intellectual Property Rights

Our success depends substantially upon our ability to obtain and maintain intellectual property protection relating to our product candidate and future product candidates.

Due to evolving legal standards relating to the patentability, validity, and enforceability of patents covering pharmaceutical inventions and the claim scope of patents, our ability to enforce our existing patents and to obtain and enforce patents that may issue from any pending or future patent applications is uncertain and involves complex legal, scientific, and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology and pharmaceutical patents. We have pending patents for certain indications for our core product candidate and continue to seek patent coverage for various potential therapeutic applications for leronlimab. However, we cannot be sure that any patents will issue from any pending or future patent applications owned by or licensed to us. Even if patents do issue, we cannot be sure that the claims of these patents will be held valid or enforceable by a court of law, will provide us with any significant protection against competing products, or will afford us a commercial advantage over competitive products. If one or more products resulting from our product candidate is approved for sale by the FDA and we do not have adequate intellectual property protection for those products, competitors could duplicate them for approval and sale in the United States without repeating the extensive testing required of us or our partners to obtain FDA approval, once our data exclusivity period has expired.

If we are sued for infringing on third-party intellectual property rights, it will be costly and time-consuming, and an unfavorable outcome would have a significant adverse effect on our business. We may also undertake infringement or other legal proceedings against third parties, causing us to spend substantial resources on litigation and exposing our own intellectual property portfolio to challenge.

Our ability to commercialize our product candidate depends on our ability to use, manufacture, and sell that product without infringing on the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications owned by third parties exist in the monoclonal antibody therapeutic area in which we are developing our product candidate and seeking new potential product candidates. There may be existing patents, unknown to us, on which our activities with our product candidate could infringe.

If a third party claims our actions or products or technologies infringe on its patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

•	infringement and other intellectual property claims that, even if meritless, can be costly and time-consuming, delay the regulatory approval process, and divert management’s attention from our core business operations,

•	substantial damages for infringement if a court determines that our products or technologies infringe a third party’s patent or other proprietary rights,

•	a court prohibiting us from selling or licensing our products or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do, and

•	even if a license is available from a holder, we may have to pay substantial royalties or grant cross-licenses to our patents or other proprietary rights.

If any of these events occur, it could significantly harm our operations and financial condition and negatively affect our stock price. Additionally, although no third party asserted a claim of infringement against us, others may hold proprietary rights that could prevent our product candidate from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to our product candidate or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market leronlimab or any other product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. Further, we cannot be sure that we could redesign leronlimab or any other product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing leronlimab or another product candidate, which could harm our business, financial condition, and operating results.

We may come to believe that third parties are infringing on our patents or other proprietary rights. To prevent infringement or unauthorized use, we may need to file infringement and/or misappropriation suits, which are very expensive and time-consuming and would distract management’s attention. Also, in an infringement or misappropriation proceeding, a court may decide that one or more of our patents is invalid, unenforceable, or both, in which case third parties may be able to use our technology without paying license fees or royalties. Even if the validity of our patents is upheld, a court may refuse to stop the other party from using the technology at issue on the ground that the other party’s activities are not covered by our patents.

We may become involved in disputes with our present or future contract partners over intellectual property ownership or other matters, which could have a significant adverse effect on our business.

Inventions discovered in the course of performance of contracts with third parties may become jointly owned by our strategic partners and us, in some cases, and the exclusive property of one of us, in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention or whether it is jointly owned, and disputes could arise regarding ownership or use of those inventions. Other disputes may also arise relating to the performance or alleged breach of our agreements with third parties. Any disputes could be costly and time-consuming, and an unfavorable outcome could have a significant adverse effect on our business.

Risks Related to Ownership of Our Common Stock

Since our inception, we have been insolvent and have required debt and equity financing to maintain operations. We expect our debt service obligations and our need for additional funding to finance operations will cause additional substantial dilution to our existing stockholders and could adversely affect the trading price of our common stock.

Since our inception, we have not achieved cash flows from revenues sufficient to cover basic operating costs. As a result, we have relied heavily on debt and equity financing. Equity financing, including securities convertible into equity, in particular has had a dilutive effect on our common stock, which has hampered our ability to attract reasonable financing terms.

The terms of our convertible note financings require us to make periodic debt repayments to reduce the outstanding balance of our debt. As a result, we likely will be required to use a significant portion of our available cash to repay our debt and satisfy other payment obligations, which will reduce the amount of capital available to finance our operations and other business activities. We expect to continue to seek to exchange all or part of our outstanding debt for shares of common stock. If the Company enters into any future exchange offers, they will likely be negotiated at a discount to the market price of our common stock and will cause additional dilution to our existing stockholders. If the convertible noteholders sell the common stock they receive in exchange for outstanding debt, this could result in a decline in our stock price. In addition, the exercise of our outstanding warrants and stock options, which are exercisable for or convertible into shares of our common stock, and the exercise of which we have encouraged through public or private warrant exchange offers from time to time, would dilute our existing common stockholders.

Issuances of additional equity or convertible debt securities will continue to reduce the percentage ownership of our then-existing stockholders. We may also be required to grant potential investors new securities rights, preferences, or privileges senior to those possessed by our then-existing stockholders in order to induce them to invest in our company. The issuance of these senior securities may adversely affect the holders of our common stock as a result of preferential dividend and liquidation rights over the common stock and dilution of the voting power of the common stock.

As the result of these and other factors, the issuance of additional equity or convertible debt securities may have an adverse impact on the market price of our common stock. For the foreseeable future, we will be required to continue to rely on debt and equity financing to maintain our operations.

Our certificate of incorporation permits our Board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board has the authority to fix and determine the relative rights and preferences of preferred stock. Currently, our Board has the authority to designate and issue approximately 4.9 million additional shares of our preferred stock without further stockholder approval. As a result, our Board could authorize the issuance of another series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Anti-takeover provisions of our certificate of incorporation, our bylaws, and Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult, and may prevent attempts by our stockholders to replace or remove the current members of our Board and management.

Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage, delay or prevent a merger, acquisition, or other change of control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for shares of common stock. Furthermore, these provisions could frustrate attempts by our stockholders to replace or remove members of our Board. These provisions also could limit the price that investors might be willing to pay in the future for our common stock, thereby depressing the market price of our common stock. Stockholders who wish to participate in these transactions may not have the opportunity to do so. Among other things, these provisions:

•	allow us to designate and issue shares of preferred stock, without stockholder approval, that could adversely affect the rights, preferences, and privileges of the holders of our common stock and could make it more difficult or less economically beneficial to acquire or seek to acquire us,

•	provide that special meetings of stockholders may be called only by the Board acting pursuant to a resolution approved by the affirmative majority of the entire Board, and

•	do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the composition of our Board.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which may, unless certain criteria are met, prohibit large stockholders, in particular those owning 15% or more of our voting stock, from merging or combining with us for a prescribed period of time.

We do not expect to pay cash dividends on our common shares for the foreseeable future.

We have never declared or paid a cash dividend on our common shares and we do not anticipate declaring or paying dividends on our common shares for the foreseeable future. We expect to use future financing proceeds and earnings, if any, to fund operating expenses. Consequently, common stockholders’ only opportunity to achieve a return on their investment is if the price of our stock appreciates and they sell their shares at a profit. We cannot assure common stockholders of a positive return on their investment when they sell their shares or that stockholders will not lose the entire amount of their investment.

DESCRIPTION OF THE EXERCISE OFFER

We are offering to amend, upon the terms and subject to the conditions set forth herein, outstanding warrants to purchase up to an aggregate of 197,422,561 shares of common stock (the “Exercise Offer”), including:

i.	outstanding warrants to purchase 87,690,698 shares of common stock with an exercise price of $0.306 per share and expiration dates ranging between February 2027 and September 2028 (the “$0.306 Warrants”);

ii.	outstanding warrants to purchase 3,898,473 shares of common stock with an exercise price of $0.45 per share and expiration dates ranging between August 2024 and February 2027 (the “$0.45 Warrants”);

iii.	outstanding warrants to purchase 97,491,609 shares of common stock with an exercise price of $0.50 per share and expiration dates ranging between August 2024 and September 2028 (the “$0.50 Warrants”); and

iv.	outstanding warrants to purchase 8,341,781 shares of common stock with an exercise price of $1.00 per share and expiration dates ranging between January 2025 and January 2027 (the “$1.00 Warrants” and together with the $0.306 Warrants, the $0.45 Warrants, and the $0.50 Warrants, collectively, are referred to herein as the “Original Warrants”).

The Original Warrants represent 55% of our outstanding warrants. The balance of our outstanding warrants generally have different, and primarily lower, exercise prices.

There is no minimum participation requirement with respect to this Exercise Offer.

Pursuant to the Exercise Offer, the Original Warrants will be amended (the “Amended Warrants”) to: (i) reduce the exercise price of the Original Warrants to the lower of 70% of (1) the intraday VWAP on the Expiration Date and (2) the average VWAP for the 5 days ending on the Expiration Date, but in no event higher than the closing price on May 31, 2024, and (ii) shorten the exercise period of the Original Warrants so that they expire on the Expiration Date, which is 5:00 p.m. (Eastern Time) on June 28, 2024, as we may extend it in our sole discretion. Other than set forth above, the terms of the Original Warrants will remain unmodified and in full force and effect.

SECTION 1. FORWARD-LOOKING STATEMENTS

This Exercise Offer contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believes," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates" and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance and actual results could differ materially from those contained in or expressed by such statements. In evaluating all such statements, we urge you to specifically consider the various risk factors identified in this Exercise Offer, including the statements set forth in the sections titled “Risk Factors” or elsewhere in this Exercise Offer and in the documents incorporated or deemed incorporated herein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements.

Our forward-looking statements reflect our current views with respect to future events and are based on currently available financial, economic, scientific, and competitive data and information on current business plans.

Forward-looking statements may include, among others, statements about leronlimab, its ability to provide positive health outcomes, the Company's ability to implement a successful operating strategy for the development of leronlimab and thereby create shareholder value, the ability to obtain regulatory approval of the Company’s drug products for commercial sales, and the strength of the Company’s leadership team. The Company's forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements due to risks and uncertainties, including: (i) the regulatory determinations of leronlimab’s safety and effectiveness to treat the diseases and conditions for which we are studying the product by the U.S. Food and Drug Administration (the “FDA”) and various drug regulatory agencies in other countries; (ii) the Company’s ability to raise additional capital to fund its operations; (iii) the Company’s ability to meet its debt and other payment obligations; (iv) the Company’s ability to recruit and retain key employees; (v) the Company’s ability to enter into partnership or licensing arrangements with third parties; (vi) the timely and sufficient development, through internal resources or third-party consultants, of analyses of the data generated from the Company’s clinical trials required by the FDA or other regulatory agencies in connection with applications for approval of the Company’s drug product; (vii) the Company’s ability to achieve approval of a marketable product; (viii) the design, implementation and conduct of the Company’s clinical trials; (ix) the results of any such clinical trials, including the possibility of unfavorable clinical trial results; (x) the market for, and marketability of, any product that is approved; (xi) the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to the Company’s products; (xii) regulatory initiatives, compliance with governmental regulations and the regulatory approval process; (xiii) legal proceedings, investigations or inquiries affecting the Company or its products; (xiv) general economic and business conditions; (xv) changes in foreign, political, and social conditions; (xvi) stockholder actions or proposals with regard to the Company, its management, or its board of directors; and (xvii) various other matters, many of which are beyond the Company’s control. The Company intends that all forward-looking statements made in this Exercise Offer will be subject to the safe harbor protection of the federal securities laws pursuant to Section 27A of the Securities Act, to the extent applicable. Except as required by law, the Company does not undertake any responsibility to update these forward-looking statements to address events or circumstances that occur after the date of this Exercise Offer. Additionally, the Company does not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by these forward-looking statements.

SECTION 2. PURPOSES OF THE EXERCISE OFFER AND USE OF PROCEEDS

Fund Raising. Through the Exercise Offer we can raise funds to support our future operations and capital requirements by encouraging the participating holders to exercise their Original Warrants by significantly reducing the exercise price and shortening the exercise period. If all holders participate in the Exercise Offer and exercise an Amended Warrant, we would raise gross proceeds of approximately $31.6 million. The funds obtained will be used to fund, in part, a Phase II study of leronlimab in patients with relapsed/refractory microsatellite stable colorectal cancer operations; and for working capital and other general corporate purposes, which may include the reduction of indebtedness.

Reduction of Share Overhang from Outstanding Warrants. In addition, the Exercise Offer can help us reduce the number of outstanding warrants. As of May 30, 2024, we had outstanding warrants to purchase an aggregate of 361,675,427 shares of common stock at a weighted average exercise price of $0.34 per share. The sale of substantial amounts of our common stock upon exercise of outstanding warrants, or the perception that significant sales may occur in the future, could adversely affect the market price of our common stock and our ability to raise additional capital in the future. This Exercise Offer would not impact “share overhang” from outstanding options, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, or convertible notes. As of May 30, 2024, we had (i) outstanding stock options to purchase an aggregate of 25,849,473 shares of our common stock at a weighted average exercise price of $0.60 per share, (ii) 190,000 shares of common stock issuable upon conversion of outstanding Series B Preferred Stock, and 38,997 shares of common stock that would be issuable at our election in lieu of cash as accrued dividends, if declared thereunder, (iii) 12,670,000 shares of common stock issuable upon conversion of outstanding Series C Preferred Stock, and 6,271,666 shares of common stock that would be issuable at the holders’ election in lieu of cash as accrued dividends, if declared thereunder, (iv) 10,565,000 shares of common stock issuable upon conversion of outstanding Series D Preferred Stock, and 7,310,104 shares of common stock that would be issuable at the holders’ election in lieu of cash as accrued dividends, if declared thereunder, and (v) 12,000,000 shares of common stock reserved for the conversion of convertible notes. The exercise of such outstanding options and conversion of our Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and convertible notes will result in dilution of the value of our shares. In addition, we had an additional 12,700,539 shares of common stock available for future awards under our 2012 Equity Compensation Plan.

SECTION 3. ELIGIBLE ORIGINAL WARRANTS

The following Original Warrants are subject to the Exercise Offer:

i.	87,690,698 $0.306 Warrants expiring between February 2027 and September 2028;

ii.	3,898,473 $0.45 Warrants expiring between August 2024 and February 2027;

iii.	97,491,609 $0.50 Warrants expiring between August 2024 and September 2028; and

iv.	8,341,781 $1.00 Warrants expiring between January 2025 and January 2027.

SECTION 4. EXPIRATION DATE

The Exercise Offer will be open through 5:00 p.m., Eastern Time on June 28, 2024, as may be extended by us in our sole discretion.

SECTION 5. TERMS OF AMENDED WARRANTS

Pursuant to the Exercise Offer, the Original Warrants will be amended as described below:

New Exercise Price: The exercise price of the Original Warrants will be reduced to the lower of 70% of (i) the intraday VWAP on the Expiration Date and (ii) the average VWAP for the 5 days ending on the Expiration Date, but in no event higher than the closing price on May 31, 2024.

New Termination Date: The termination date of the Original Warrants will be shortened to terminate concurrently with the Expiration Date.

Other Terms: Except as set forth above, all other terms of the Amended Warrants will be the same as the terms of the Original Warrants.

SECTION 6. CONDITIONS TO THE EXERCISE OFFER

The Exercise Offer is subject to certain conditions, as described herein:

(i)            As part of the Election Form, the holders of the Original Warrants must complete an Accredited Investor Questionnaire. In addition, as part of the Election Form, the holders of the Original Warrants are asked to make certain representations and warranties upon which the Company will rely in establishing that the transactions contemplated by the Exercise Offer are exempt from the registration requirements of the Securities Act and applicable state securities laws. The holders of the Original Warrants previously made substantially the same representations and warranties to the Company, including representations that they were “accredited investors,” in connection with the transactions in which such holders acquired the Original Warrants.

If you wish to participate in the Exercise Offer, but you are not able to make any of the representations set forth on page 2 of the Acknowledgements and Representations and Warranties, please reach out to us directly at our corporate address indicated in “Section 23. Information Requests” on page 38 to inform us which ones you are not able to make and why. If you are unable to establish that you are an accredited investor, you will not be able to participate in the Exercise Offer.

In addition, if we determine, after reviewing the representations and warranties and Accredited Investor Questionnaires of all participating warrant holders, that a valid exemption is not available from the registration requirements of applicable federal and/or state securities laws, then we may determine that it is necessary to cancel the Exercise Offer in its entirety, and not to consummate any of the contemplated transactions, in order to comply with the requirements of applicable securities laws. In that case, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

(ii)            In addition, we are not making this Exercise Offer to, nor will we accept any Election Form from or on behalf of, Original Warrant holders in any jurisdiction in which the Exercise Offer or the exercise of the Amended Warrants would not be in compliance with the laws of such jurisdiction.

You may not elect to amend but not exercise your Original Warrants. Participation in this Exercise Offer requires both amendment of your Original Warrants and your exercise of the Amended Warrants, which will happen simultaneously should you choose to participate.

Original Warrants of holders that elect not to participate and exercise will remain outstanding pursuant to their original terms.

SECTION 7. EXTENSION OF EXERCISE OFFER PERIOD; TERMINATION; AMENDMENTS

If we materially change the terms of the Exercise Offer or the information concerning the Exercise Offer, we will extend the Exercise Offer to the extent required under applicable law, including under the rules of the Exchange Act. Material changes to information previously provided to holders of the Original Warrants in this Exercise Offer or in documents furnished subsequent thereto will be disseminated to holders of Original Warrants. The minimum period during which an offer must remain open following any material change in the terms of the Exercise Offer or information concerning the Exercise Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to ten (10) additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

We may also extend the Expiration Date in our sole discretion at any time, subject to applicable law. There can be no assurance, however, that we will exercise our right to extend the Exercise Offer. If we were to extend the Expiration Date for the Exercise Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Exercise Offer, we will delay the acceptance of any Original Warrants that have been tendered, and any Original Warrants that have been previously tendered may be withdrawn up until the Expiration Date, as so extended. We also may terminate the Exercise Offer in our sole discretion if the closing price of the common stock is below $0.16 on June 28, 2024.

If the Expiration Date for the Exercise Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., Eastern Time, on the first business day after  the previously scheduled Expiration Date. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination.

In the event of termination of the Exercise Offer, all exercise payments previously received would be promptly returned to participating warrant holders, along with all Original Warrants, unexercised and outstanding pursuant to their original terms.

SECTION 8. PROCEDURE FOR PARTICIPATING IN EXERCISE OFFER, EXERCISING AMENDED WARRANTS

To participate in the Exercise Offer and exercise an Amended Warrant and receive the number of shares of common stock issuable therefor, you must deliver to us, before the Expiration Date, all of the following: (i) a signed Election Form, (ii) a signed Acknowledgements and Representations and Warranties, (iii) a signed Accredited Investor Questionnaire, (iv) the original copy of your Original Warrants (or an Affidavit of Lost Warrant), and (v) the aggregate exercise price in cash in the amount equal to the closing price of the common stock on May 31, 2024, $0.16, multiplied by the number of shares of common stock the holder elects to purchase (collectively, the “Acceptance and Exercise Documents”). We do not view the representations and warranties to be made by warrant holders tendering their warrants that they have “review[ed] the current business prospects, financial condition and operating history of the Company,” “had the opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Exercise Offer,” and “received all the information [they] consider[ed] necessary or appropriate for deciding whether to accept the Exercise Offer” as a waiver of any potential liability that we may have under federal securities laws, and we agree not to assert that these provisions constitute a waiver of any such liability if a claim is made against us. The cash exercise price may be tendered in the form of a check payable to CytoDyn Inc. or by wire transfer to our account as set forth in the instructions to the Election Form. Each of these items must be properly delivered before the Expiration Date to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660
Email: warrants@cytodyn.com

Phone: (360) 980-8524

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Original Warrants and the other Acceptance and Exercise Documents on or prior to 5:00 p.m., Eastern Time on June 28, 2024, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer), promptly following the Expiration Date, we intend to notify our transfer agent of our acceptance of your payment of the exercise price and your other Acceptance and Exercise Documents and issue and deliver to you the number of shares of common stock issuable under the Amended Warrants, as well as a replacement Original Warrant for any unexercised portion thereof. See Section 8 “Procedure for Participating in Exercise Offer and Exercising Amended Warrants” below.

SECTION 10. WITHDRAWAL RIGHTS

If after tendering your Original Warrants and other Acceptance and Exercise Documents you change your mind and do not want to participate in the Exercise Offer, you may submit the Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us before 5:00 p.m., Eastern Time, on June 28, 2024, the Expiration Date of the Exercise Offer (or such later date and time if we extend the Exercise Offer). Following the Expiration Date, you cannot withdraw your Election Form. However, if we have not accepted your tendered Original Warrants and other Acceptance and Exercise Documents on or before July 31, 2024, you may change your mind and submit a Notice of Withdrawal to us after July 31, 2024.

If you properly withdraw in a timely manner as set forth above, we will promptly: (i) cancel your signed copy of the Election Form, (ii) return the original copy of your Original Warrant (which will remain unmodified and in full force and effect), or issue you a new Original Warrant if you submitted an Affidavit of Lost Warrant, and (iii) provide you with a check equal to the amount of cash you paid to exercise the Amended Warrant.

SECTION 11. RESALES OF WARRANT SHARES

The Original Warrants, the Amended Warrants, and the shares of common stock issuable upon exercise of the Original Warrants or Amended Warrants are “restricted securities.” Restricted securities may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction.

We have previously filed the Resale Registration Statements to register the resale of certain of the shares of common stock underlying the Original Warrants under the Securities Act.

Promptly following the Expiration Date, we intend to file a Current Report on Form 8-K to reflect the substantive changes from the information currently set forth in the prospectuses included in the Resale Registration Statements as a result of this Exercise Offer. Thereafter, holders who are named as selling stockholders in a Resale Registration Statement may sell their shares of common stock in accordance with the resale provisions set forth in the “Plan of Distribution” section of the Resale Registration Statement prospectus. Each holder of Original Warrants should read the applicable Registration Statement prospectus carefully before deciding whether to participate in the Exercise Offer.

To the extent that an Original Warrant is not the subject of a resale prospectus filed under one of the Resale Registration Statements with respect thereto, the holder thereof will not be able to resell the shares of common stock issuable upon exercise of the related Amended Warrant, unless we file a registration statement (or a post-effective amendment to a Resale Registration Statement) to include such holder as a selling stockholder thereunder, except to the extent that such resale qualifies for an exemption from registration requirements under applicable securities laws, which may require a holding period of at least six months following the consummation of this Exercise Offer.

There is no established trading market for the Original Warrants or the Amended Warrants, and we do not intend to list the Original Warrants or the Amended Warrants for trading on any exchange or market.

SECTION 12. TRADING MARKET OF ORIGINAL WARRANTS, AMENDED WARRANTS AND COMMON STOCK

There is no established trading market for the Original Warrants or the Amended Warrants.

Our common stock is presently quoted on the OTCQB of the OTC Markets marketplace under the trading symbol CYDY. Historically, trading in our stock has been very limited and the trades that have occurred cannot be characterized as amounting to an established public trading market. As a result, the trading prices of our common stock may not reflect the price that would result if our stock was actively traded.

SECTION 13. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to amend their outstanding Original Warrants, there are no funds or other consideration being paid to participants. We will use existing working capital to pay the fees and expenses associated with this Exercise Offer.

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING ORIGINAL WARRANTS

Not applicable.

SECTION 15. INFORMATION REGARDING CYTODYN INC.

The following summary highlights selected information regarding CytoDyn Inc. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Exercise Offer or exercise your Amended Warrant. Before making an investment decision, you should read the entire Exercise Offer carefully, including the “Risk Factors” section above and the other materials incorporated by reference in Section 22: “Additional Information” below.

Overview

The Company is a clinical stage biotechnology company focused on the clinical development and potential commercialization of its product candidate, leronlimab, which is being studied for oncology and other potential indications, including but not limited to human immunodeficiency virus (“HIV”) and metabolic dysfunction-associated steatohepatitis (“MASH”). The Company’s focus is on implementing a therapeutic development and commercialization pathway for leronlimab through an approach that is opportunistic and minimizes the amount of Company capital needed for the creation of value by identifying strategies that are time- and cost-effective and support the creation of non-dilutive financing opportunities, such as license agreements and co-development or strategic partnerships. Our current focus is on commencing a Phase II study of leronlimab in patients with relapsed/refractory microsatellite stable colorectal cancer. The Company will also be pursuing a Phase II study exploring leronlimab’s effects on inflammation; pursuing research and development of longer-acting molecules; evaluating whether to conduct a combination pre-clinical study or monotherapy Phase 2b/3 clinical trial in MASH; and publishing data from previously conducted studies.

For additional information regarding CytoDyn Inc., you should also review the materials that we have filed with the SEC and have listed in Section 22: “Additional Information” below.

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this Exercise Offer.

Financial Information

Our audited financial statements for our fiscal years ended May 31, 2023 and 2022 included in our Annual Report on Form 10-K filed with the SEC on September 14, 2023, and our unaudited financial statements for the fiscal quarters ended August 31, 2023, November 30, 2023 and February 29, 2024, included in our Quarterly Reports on Form 10-Q filed with the SEC on October 23, 2023, January 16, 2024 and April 15, 2024, respectively, are each incorporated by reference herein. Please see Section 22: “Additional Information” below for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

The following table sets forth audited summarized consolidated historical financial data as of and for the fiscal years ended May 31, 2023 and 2022. The information presented below has been derived from the consolidated financial statements included in our Annual Report on Form 10-K described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such annual reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended May 31,
(in thousands, except for per share amounts)	2023	2022
Statement of Operations Data:
Operating expenses	$(40,576)	$(145,617)
Operating loss (before extraordinary items)	$(40,576)	$(145,404)
Net loss	$(79,824)	$(210,820)
Basic and diluted loss per share	$(0.10)	$(0.31)
Basic and diluted weighted average common shares outstanding	836,528	676,900
Balance Sheet Data:
Current assets	$10,805	$10,515
Noncurrent assets	$487	$18,670
Current liabilities	$119,796	$123,161
Noncurrent liabilities	$997	$422

The following table sets forth unaudited summarized consolidated historical financial data as of and for the quarters ended February 29, 2024 and February 28, 2023. The information presented below has been derived from the consolidated financial statements included in our Quarterly Report on Form 10-Q described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such quarterly reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended February 29/28,
(in thousands, except for per share amounts)	2024	2023
Statement of Operations Data:
Operating expenses	$(3,414)	$(3,921)
Operating loss (before extraordinary items)	$(3,414)	$(3,921)
Net loss	$(11,920)	$(13,702)
Basic and diluted loss per share	$(0.01)	$(0.02)
Basic and diluted weighted average common shares outstanding	982,209	832,215
Balance Sheet Data:
Current assets	$9,910	$14,110
Noncurrent assets	$360	$532
Current liabilities	$129,476	$121,334
Noncurrent liabilities	$176	$318

The book value per share of our common stock as of May 31, 2023 and February 29, 2024 was negative $(0.13) and negative $(0.12), respectively.

Certain pro forma financial information relating to this Exercise Offer is presented below in Section 16: “Accounting Consequences of the Offer” below.

SECTION 16. ACCOUNTING CONSEQUENCES OF THE EXERCISE OFFER

Assuming full participation, this Exercise Offer would result in gross proceeds to the Company, and corresponding increases to cash and stockholders’ equity, of approximately $31.6 million.

In connection with this Exercise Offer, we will incur issuance costs related to the modification of the Amended Warrants in the fiscal quarter ended August 31, 2024, equal to the increase in fair value of the Amended Warrants. The amount of the issuance costs will be determined using the Black-Scholes valuation model and will be charged against the gross proceeds and a corresponding increase to stockholders’ equity. Assuming full participation in this Exercise Offer, the amount of issuance costs could range up to approximately $6.6 million, with a net increase to stockholders’ equity of up to approximately $27.5 million, assuming approximate gross proceeds of $31.6 million, issuance costs of up to $6.6 million and transaction expenses of approximately $4.1 million.

This estimated pro forma non-cash interest expense and corresponding increase in shareholders’ equity could be higher or lower depending on the level and mix of participating holders of Original Warrants and our closing stock price on the Expiration Date.

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE EXERCISE OFFER

As of May 30, 2024, there were outstanding Original Warrants to purchase an aggregate of 361,675,427 shares of common stock. None of our executive officers or directors hold Original Warrants.

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Exercise Offer and the issuance of shares of common stock upon the exercise of the Amended Warrants. Our obligations under the Exercise Offer are subject to the conditions described in Section 6 “Conditions of the Exercise Offer” above.

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences that we expect will be applicable to Original Warrant holders who participate in the Exercise Offer. However, we have not requested a ruling from the Internal Revenue Service (“IRS”) or any opinion of counsel with regard to the treatment of warrant holders participating in the exchange and there can be no assurance, as discussed below, that the IRS will not take a position inconsistent with our expectations.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, or to those Original Warrant holders who are subject to special rules, such as financial institutions and mutual funds; banks; insurance companies; investment companies; retirement plans; tax-exempt organizations; dealers or traders in securities; any person that holds their Original Warrants as part of a straddle or hedge arrangement; partnerships or other pass-through entities; persons who are not citizens or residents of the U.S. or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes or whose functional currency is not the U.S. dollar; or persons who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on current provisions of the Code, Treasury Regulations promulgated thereunder, judicial opinions, administrative rulings, and published positions of the IRS, all of which are subject to change (possibly with retroactive effect).

This summary assumes that Original Warrant holders hold the Original Warrants (and will hold their shares of our common stock received in connection with participating in the Exercise Offer) as capital assets (i.e., generally for investment). In addition, the following summary does not address the tax consequences of the participation in the Exercise Offer under foreign, state or local tax laws. You are urged to consult your tax advisors as to the U.S. federal income tax consequences of participating in the Exercise Offer and related reporting obligations, as well as the effects of state, local and non-U.S. tax laws and U.S. tax laws other than income tax laws.

Tax treatment of Exercise Offer.

Although not free from doubt, we intend to take the position that the amendment of your Original Warrants followed by an exercise of the Amended Warrants are treated as separate events for U.S. tax purposes, where an exchange of Original Warrants for Amended Warrants constitutes a recapitalization within the meaning of Code Section 368(a)(1)(E) for U.S. federal income tax purposes, followed by the subsequent exercise of the Amended Warrants. Under this treatment, (i) an Original Warrant holder who participates in the Exercise Offer would not recognize any gain or loss as a result of amending the Original Warrants, (ii) such holder’s tax basis in the shares of our common stock received upon exercise of the Amended Warrants would be equal to the holder’s tax basis in the Original Warrants, plus the amount of any cash paid to exercise the Amended Warrants, and (iii) such holder’s holding period of the common stock would begin on the day after the exercise of the Amended Warrants.

The IRS has not made a determination, nor have we received any opinion of counsel, on the U.S. federal income tax consequences of the Exercise Offer or of a holder’s participation in the Exercise Offer, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Exercise Offer, the U.S. federal income tax consequences of the Exercise Offer are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the potential tax consequences of the Exercise Offer to you in your particular circumstances, including the consequences of possible alternative characterizations.

Distributions on Common Stock

Any distributions you receive in respect of our common stock, including such common stock received in connection with participating in the Exercise Offer, generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our common stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate holder generally qualify for taxation at a reduced rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate holder will generally be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our common stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our common stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the common stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. Capital losses are generally subject to certain deductibility limitations.

Additional Medicare Tax on Net Investment Income

Certain holders that are individuals, estates or trusts (other than trusts that are exempt from tax) are subject to a 3.8% tax on “net investment income” (or “undistributed net investment income” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such U.S. holder’s adjusted gross income (with certain adjustments) over a specified amount. “Net investment income” includes, among other things, dividends on and capital gains from the sale or other disposition of stock. You are urged to consult your tax advisors regarding the applicability of this tax to your income and gains arising from ownership and disposition of our common stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, common stock. Under the Code and applicable Treasury Regulations, a holder of common stock may be subject to backup withholding (currently at a rate of 24%) with respect to dividends paid on common stock, or the proceeds of a sale, exchange or disposition of common stock, unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (b) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding (e.g., on an IRS Form W-9 or similar form) and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

THE FOREGOING SUMMARY IS NOT A COMPLETE ANALYSIS OF ALL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE EXERCISE OFFER AND THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

SECTION 20. FEES AND EXPENSES

We have retained Paulson Investment Company, LLC (the “Soliciting Agent”) to solicit participation by the holders of the Original Warrants in this Exercise Offer. The Soliciting Agent will receive a fee equal to 13% of the cash exercise prices paid by qualifying holders of the Original Warrants who participate in the Exercise Offer.

We have also agreed to indemnify the Soliciting Agent against certain liabilities in connection with the Exercise Offer, including certain liabilities under the federal securities laws.

As of May 30, 2024, current and former affiliates (including certain holders of membership interests) of the Soliciting Agent held PA Warrants previously received as consideration for services as placement agent in various previous securities offerings, which were exercisable for an aggregate of 46,000,822 shares of our common stock, with a weighted average exercise price of $0.25 per share, representing aggregate beneficial ownership of approximately 4% of our outstanding common stock as of that date. In addition, as of May 30, 2024, certain holders of membership interests in the Soliciting Agent also held certain Original Warrants other than PA Warrants. The Soliciting Agent and its affiliates will be entitled to participate in the Exercise Offer on the same terms and conditions as the other holders of Original Warrants.

SECTION 21. TRANSFERS

A holder may transfer the Original Warrants to a third party only if the transfer qualifies for an exemption from the registration requirements of the Securities Act, and in accordance with other transfer restrictions set forth in the Original Warrants. Any holder of an Original Warrant who desires to transfer an Original Warrant should contact us prior to such transfer to ensure that the planned transfer satisfies the transfer restrictions set forth in the Original Warrants.

The shares of common stock issuable upon exercise of Amended Warrants will be “restricted securities” that may not be sold by the holder absent registration, or an exemption from the registration requirements, under the Securities Act and the applicable securities laws of any other state or jurisdiction. See Section 11: “Resales of Warrant Shares” above.

SECTION 22. ADDITIONAL INFORMATION

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this Exercise Offer is a part. This Exercise Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Original Warrants review the Schedule TO, including the exhibits, as well as the following materials that we have filed with the SEC, which are incorporated herein by reference, before making a decision on whether to participate in the Exercise Offer and to exercise the Amended Warrants:

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2023, filed with the SEC on September 14, 2023;

•	our Quarterly Report on Form 10-Q for the fiscal period ended August 31, 2023, filed with the SEC on October 23, 2023, and our Quarterly Report on Form 10-Q for the quarter ended November 30, 2023, filed with the SEC on January 16, 2024 and our Quarterly Report on Form 10-Q for the quarter ended February 29, 2024, filed with the SEC on April 15, 2024;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on September 25, 2023 and

•	our Current Reports on Form 8-K filed with the SEC on September 25, 2023, October 10, 2023, November 6, 2023 (other than Item 7.01), November 9, 2023, November 21, 2023 (other than Item 7.01), November 28, 2023, December 14, 2023, December 22, 2023, January 29, 2024 (other than Item 7.01), March 28, 2024, April 8, 2024, and May 6, 2024.

The SEC maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov. We will provide without charge to each person to whom a copy of this Exercise Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to our Executive Vice President of Legal Affairs, Tyler Blok, by telephone at (360) 980-8524, by e-mail at warrants@cytodyn.com, or by mail or personal delivery service at our corporate address indicated below.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offer to Amend and Exercise, you should rely on the statements made in the most recent document. The information contained in this Offer to Amend and Exercise should be read together with the information contained in the documents to which we have referred you.

Our Board of Directors recognizes that the decision to participate in the Exercise Offer and to exercise the Amended Warrants is an individual one that should be based on a variety of factors. The holders of the Original Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Exercise Offer from us is limited to the Offering Materials.

SECTION 23. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Exercise Offer, Election Form, and Notice of Withdrawal or other materials, in writing, to the Soliciting Agent at the following address:

Paulson Investment Company, LLC

8770 W Bryn Mawr suite 1300

Chicago, IL 60631

Attn: Samantha Kling, Operations Manager

Email: skling@paulsoninvestment.com

Phone: (312) 940-8321

Please direct requests for additional copies of this Exercise Offer, Election Form, and Notice of Withdrawal or other materials, in writing, to us at our corporate address:

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

Email: warrants@cytodyn.com

Phone: (360) 980-8524